Exhibit 99.1

[CHOICE HOTELS INTERNATIONAL GRAPHIC]

Contact: John Hawkins	Joseph M. Squeri
Vice President,	Senior Vice President,
Corporate Communications	Development, and Chief Financial Officer
Tel: (301) 592-5075	Tel: (301) 592-5006
Fax: (301) 592-6177
john_hawkins@choicehotels.com

For Immediate Release

CHOICE HOTELS REPORTS THIRD QUARTER EARNINGS PER SHARE

GAIN OF 22% AND OPERATING INCOME INCREASE OF 8.7%

EPS Exceeds Consensus by Three Cents; Company Raises Full Year EPS Estimates

New Domestic Hotel Franchise Contracts Rise 39% Year-to-Date

SILVER SPRING, Md. (October 22, 2003) – Choice Hotels International, Inc. (NYSE:CHH) today reported third quarter 2003 net income of $24.3 million, or $0.66 diluted earnings per share (EPS), a 22% increase in EPS over the same period of a year ago. These results exceeded consensus estimates by $0.03 per share. The company reported net income of $21.9 million, or $0.54 diluted EPS, for the third quarter of 2002.

The company also announced that its operating income increased to $39.8 million for third quarter 2003, an 8.7% gain over the $36.6 million reported at the end of third quarter 2002. Operating cash flow for the nine months ended September 30, 2003, increased to $82.0 million, up $7.3 million from the same period a year ago.

“Our performance this quarter demonstrates and underscores the ability of our franchising business model to generate a consistently strong performance,” said Charles A. Ledsinger, Jr., president and chief executive officer.

He added, “We’re especially pleased by the outstanding results in executed domestic franchise hotel contracts, which are up 39% year-to-date to nearly 300 contracts representing more than 25,000 rooms. We view these contracts as a strong endorsement of our brands as well as our franchise system and its services. More importantly, these contracts extend our development pipeline, ensuring future unit growth that will drive royalties and earnings.”

Third Quarter Performance

The company reported royalty revenues of $48.3 million for third quarter 2003, compared to $46.3 million for the same period in 2002, an increase of 4.3%. The system-wide domestic effective royalty rate increased four basis points from 3.99% in third quarter 2002 to 4.03% for the same period in 2003. System-wide domestic revenue per available room (RevPAR) was $43.44 in third quarter 2003, compared to $43.79 for the third quarter of 2002.

For the first nine months of 2003, Choice reported net income of $51.1 million or $1.38 diluted EPS, increases of 11.8% and 23.2% respectively over the $45.7 million and $1.12 diluted EPS reported for the first nine months of 2002. Operating income through September 30, 2003 increased to $85.7 million, compared to $80.1 million for the same period a year ago.

Royalty revenues for the first nine months of 2003 were $113.2 million, compared to $108.6 million for the same period a year ago. The system-wide domestic effective royalty rate increased two basis points from 3.98% for the first nine months of 2002 to 4.00% for the same period in 2003. Domestic RevPAR was $34.50 for the first nine months of 2003, compared to $35.17 for the same period in 2002.

The company adopted Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” and began expensing the cost of stock options based on their estimated fair value for all awards granted after January 1, 2003. During the third quarter 2003, the company’s net income includes approximately $0.2 million of expense related to stock options. For all of 2003, the expense associated with stock options is expected to be $0.7 million.

2003 Unit Growth

The total number of domestic Choice hotels on-line grew by 4.9% to 3,601 (291,827 rooms on-line) as of September 30, 2003 from 3,434 (279,135 rooms on-line) as of the same period a year ago. For the first nine months of this year, net domestic property additions were 119, compared to 107 for the same period of a year ago.

Choice executed 108 new domestic hotel franchise contracts representing 8,269 rooms in third quarter 2003, compared to 82 new contracts representing 7,053 rooms for the same period a year ago. For the first nine months of 2003, Choice has executed 294 new domestic hotel franchise contracts, representing 25,964 rooms, compared to 211 contracts, representing 17,936 rooms, for the same period in 2002.

The fees arising from the increased number of executed contracts, combined with an increase in the number of relicensings, resulted in a 14.2% and 21.9% increase in initial franchise and relicensing fees for the three and nine months ended September 30, 2003, compared to the same period in 2002.

As of September 30, 2003, the total number of Choice hotels worldwide grew 3.3% to 4,773 from 4,622 as of the same date a year ago. This growth represents an increase of 4.0% in the number of rooms open to 384,814 from 370,075. At the end of third quarter 2003, Choice had 426 hotels under development worldwide, representing 35,417 rooms.

Fourth Quarter & Year 2003 Estimates

The company’s fourth quarter 2003 earnings are expected to be in the range of $0.42 to $0.44, with full year 2003 diluted EPS are expected to be between $1.80 and $1.82, up from the previous full year estimate of $1.74 to $1.77 that was announced on July 23, 2003.

Stock Repurchase Program and Dividend Policy

Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 28.3 million shares of common stock at an average price of $16.90 per share and a total cost of $478.4 million, as of October 21, 2003. The Company has remaining authorization to purchase up to 3.1 million shares. Total shares outstanding as of September 30, 2003, are 35.7 million.

On August 13, 2003, Choice announced its Board’s intention to initiate payment of a cash dividend on its common stock beginning in the fourth quarter of 2003. The plan approved by the Board anticipates an initial quarterly dividend of $0.20, or $0.80 per share annually. The actual declaration of dividends, and the setting of record and payment dates, is subject to final determination by the Board each quarter after its review of the company’s financial performance.

Conference Call

Choice will conduct a conference call on Thursday, October 23, 2003 at 11 a.m. Eastern time to discuss the third quarter and year-to-date 2003 results. The call-in number to listen to the call is 1-888-273-9891. The conference call also will be Webcast simultaneously via the company’s Web site, www.choicehotels.com.

The audio of the call will be archived and available on the company’s Web site and also available for replay until November 23 by calling 1-800-475-6701. The access code for the replay is: 699972.

Choice Hotels International is the second-largest hotel franchisor in the world with 4,773 hotels open, representing 384,814 rooms, in the United States and 41 other countries and territories. As of September 30, 2003, 338 hotels are under development in the United States, representing 26,059 rooms, and an additional 88 hotels, representing 9,358 rooms, are under development in 17 countries and territories. Choice’s Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its Form 10-Q for the period ended March 31, 2003.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com.

Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites are registered trademarks, service marks and trade names of Choice Hotels International, Inc.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
REVENUES:

Royalty fees	$48,346	$46,349	$113,196	$108,588
Initial franchise and relicensing fees	4,026	3,524	11,285	9,261
Partner services	2,953	2,548	9,630	9,040
Marketing and reservation	48,639	50,251	149,549	148,600
Hotel operations	955	920	2,739	2,529
Other	974	1,438	4,547	3,234

Total revenues	105,893	105,030	290,946	281,252

OPERATING EXPENSES:

Selling, general and administrative	14,135	14,681	45,037	42,084
Depreciation and amortization	2,583	2,692	8,472	8,217
Marketing and reservation expense	48,639	50,251	149,549	148,600
Hotel operations	764	821	2,217	2,210

Total operating expenses	66,121	68,445	205,275	201,111

Operating income	39,772	36,585	85,671	80,141

OTHER INCOME AND EXPENSES:

Interest expense	2,893	3,287	8,985	9,885
Interest and other investment income	(1,675)	(530)	(4,917)	(2,806)
Minority interest in net income of consolidated subsidiary	—	105	—	105

Total other income and expenses	1,218	2,862	4,068	7,184

Income before income taxes	38,554	33,723	81,603	72,957
Income taxes	14,209	11,856	30,460	27,209

Net income	$24,345	$21,867	$51,143	$45,748

Weighted average shares outstanding-basic	35,635	39,035	36,045	40,036

Weighted average shares outstanding-diluted	36,745	39,755	36,936	40,786

Basic earnings per share	$0.68	$0.55	$1.42	$1.14

Diluted earnings per share	$0.66	$0.54	$1.38	$1.12

Exhibit 2

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands)	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS

Cash and cash equivalents	$15,697	$12,227
Accounts receivable, net	38,508	32,470
Other current assets	3,138	3,349

Total current assets	57,343	48,046
Fixed assets and intangibles, net	153,483	161,606
Note receivable from Sunburst	41,318	41,318
Receivable — marketing and reservation fees	41,094	44,916
Other assets	20,796	18,496

Total assets	314,034	314,382

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current portion of long-term debt	27,471	23,796
Other current liabilities	73,671	61,707

Total current liabilities	101,142	85,503
Long-term debt	252,595	283,995
Deferred income taxes and other liabilities	59,315	58,683

Total liabilities	413,052	428,181

Total shareholders’ deficit	(99,018)	(113,799)

Total liabilities and shareholders’ deficit	$314,034	$314,382

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Nine Months Ended
	September 30,	September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,143	$45,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,472	8,217
Provision for bad debts	213	653
Non-cash stock compensation and other charges	1,489	615
Non-cash interest and other investment income	(1,032)	(1,515)
Minority interest in net income of consolidated subsidiary	—	105

Changes in assets and liabilities, net of acquisitions:
Receivables	(5,602)	(7,353)
Receivable — marketing and reservation fees, net	13,438	5,071
Current liabilities	2,362	(1,681)
Income taxes payable/receivable and other assets	10,628	13,818
Deferred income taxes and other liabilities	929	10,995

NET CASH PROVIDED BY OPERATING ACTIVITIES	82,040	74,673

CASH FLOWS FROM INVESTING ACTIVITIES:

Investment in property and equipment	(7,076)	(8,225)
Proceeds from disposition of property	498	—
Acquisition of Flag	(1,211)	(1,557)
Other items, net	(3,653)	(933)

NET CASH UTILIZED IN INVESTING ACTIVITIES	(11,442)	(10,715)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	102,800	271,071
Principal payments of long-term debt	(130,573)	(251,168)
Purchase of treasury stock	(43,725)	(90,839)
Proceeds from exercise of stock options	4,370	5,318

NET CASH UTILIZED IN FINANCING ACTIVITIES	(67,128)	(65,618)

Net change in cash and cash equivalents	3,470	(1,660)
Cash and cash equivalents at beginning of period	12,227	16,871

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,697	$15,211

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments during the period for:
Income taxes, net of refunds	$23,558	$1,642
Interest	$8,474	$9,541
Non-cash investing activities:
Conversion of note receivable into Flag equity interest	$—	$1,061
Non-cash financing activities related to employee stock options exercised:
Income tax benefit realized	$815	$1,399
Treasury shares received for employee tax withholding obligations	$98	$—
Common shares surrendered in-lieu of exercise price	$181	$—

Exhibit 4

CHOICE HOTELS INTERNATIONAL

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	For the Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

COMFORT INN
Hotels	1,404	1,339	1,404	1,339
Rooms	110,646	105,147	110,646	105,147
Occupancy %	$68.84	$68.66	$64.48	$63.76
Avg. Daily Rate	69.3%	70.5%	58.1%	60.0%
RevPAR	$47.74	$48.41	$37.44	$38.26

COMFORT SUITES
Hotels	367	331	367	331
Rooms	29,057	26,227	29,057	26,227
Avg. Daily Rate	$75.21	$74.62	$73.23	$72.48
Occupancy %	69.6%	69.4%	61.4%	62.3%
RevPAR	$52.34	$51.80	$44.94	$45.13

QUALITY
Hotels	503	453	503	453
Rooms	51,865	48,870	51,865	48,870
Avg. Daily Rate	$70.52	$69.73	$65.36	$64.51
Occupancy %	61.7%	61.8%	51.6%	52.8%
RevPAR	$43.52	$43.11	$33.71	$34.06

CLARION
Hotels	135	130	135	130
Rooms	20,385	19,708	20,385	19,708
Avg. Daily Rate	$76.29	$78.75	$72.82	$74.25
Occupancy %	57.5%	60.0%	49.3%	52.5%
RevPAR	$43.84	$47.28	$35.92	$38.97

SLEEP
Hotels	305	300	305	300
Rooms	23,387	23,024	23,387	23,024
Avg. Daily Rate	$61.02	$60.29	$58.27	$57.52
Occupancy %	66.7%	65.8%	57.2%	57.5%
RevPAR	$40.71	$39.69	$33.33	$33.05

MAINSTAY
Hotels	24	41	24	41
Rooms	1,903	3,515	1,903	3,515
Avg. Daily Rate	$64.46	$63.51	$62.08	$61.41
Occupancy %	72.4%	74.5%	62.8%	68.2%
RevPAR	$46.65	$47.32	$39.00	$41.09

ECONO LODGE
Hotels	728	703	728	703
Rooms	45,504	43,762	45,504	43,762
Avg. Daily Rate	$52.59	$52.33	$48.17	$47.80
Occupancy %	57.6%	59.6%	47.9%	50.2%
RevPAR	$30.27	$31.18	$23.06	$24.01

RODEWAY
Hotels	135	137	135	137
Rooms	9,080	8,882	9,080	8,882
Avg. Daily Rate	$56.65	$56.03	$50.65	$49.84
Occupancy %	54.8%	55.7%	45.2%	46.4%
Rev PAR	$31.05	$31.20	$22.91	$23.13

TOTAL CHOICE—DOMESTIC
Hotels	3,601	3,434	3,601	3,434
Rooms	291,827	279,135	291,827	279,135
Avg. Daily Rate	$67.08	$66.67	$63.06	$62.35
Occupancy %	64.8%	65.7%	54.7%	56.4%
RevPAR	$43.44	$43.79	$34.50	$35.17
Effective Royalty Rate	4.03%	3.99%	4.00%	3.98%